Exhibit 99.1

Great Lakes Reports Second Quarter Results

  Consolidated revenue increased 25.5% year-over-year to $184.7 million in the second quarter
  Environmental & remediation segment revenue increased 168.7% year-over-year to $29.3 million
  Consolidated gross profit margin increased to 14.2% from 9.4% in the prior year same period
  Backlog of $508.4 million

OAK BROOK, Ill.--(BUSINESS WIRE)--August 5, 2014--Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of environmental and remediation services, today reported financial results for the quarter ended June 30, 2014.

For the three months ended June 30, 2014, Great Lakes reported Revenue of $184.7 million, Income from continuing operations of $3.9 million and Adjusted EBITDA from continuing operations of $19.8 million.

“Dredging had a solid quarter with $157.1 million in revenue, driven by increased activity in all of our domestic markets, and improved gross profit margin to 14.4%. During the second quarter, we benefited from improved weather and higher productivity as well as greater fixed cost coverage. Although foreign revenue was down from the second quarter in 2013, we worked on projects in Saudi Arabia, Brazil and Australia during the quarter and are pleased to have been recently awarded a $35.5 million land reclamation job in Bahrain that will utilize four of our vessels through the rest of the year,” stated Jonathan Berger, Chief Executive Officer.

Mark Marinko, Chief Financial Officer, added, “The environmental & remediation segment continues to successfully execute on several large projects across the United States and has backlog booked to meet our 2014 expectations. Having sold our demolition business, we are looking forward to focusing on strategically and methodically growing this segment and pursuing opportunities that leverage our combined platform of expertise.”

Second Quarter 2014 Highlights

Total Company

  Revenue increased 25.5% to $184.7 million in the second quarter of 2014 compared to $147.1 million in the second quarter of 2013.
  Gross profit margin increased to 14.2% from 9.4% in same period in the prior year, primarily driven by improved contract margin, which is attributed to improved project execution on several contracts, partially offset by an increase in plant expenses.
  Operating income decreased 11.7% to $10.3 million from $11.6 million in the same period in 2013. The second quarter of 2014 experienced improved gross profit, however the 2013 second quarter benefited from proceeds of $13.3 million from the settlement of our dredge New York loss of use claim.
  Income from continuing operations was $3.9 million, $0.1 million higher than the same period in the prior year and includes a $2.2 million noncash bargain purchase gain related to a small acquisition in our environmental & remediation segment. Net loss (which includes both continuing and discontinued businesses) was $1.4 million and was driven by a $5.3 million loss on discontinued operations. In the prior year period, Net loss was $25.2 million, which included a noncash charge for goodwill impairment related to the historical demolition business.
  Adjusted EBITDA from continuing operations was $19.8 million, a 9.9% decrease from $22.0 million in the same period in the prior year, with the prior year quarter positively impacted from the $13.3 million settlement proceeds discussed previously.

Dredging

  Dredging revenues were $157.1 million for the quarter, a 15.1% increase over the prior year revenue of $136.5 million on higher maintenance and rivers & lakes revenue partially offset by lower foreign revenue.
  Gross profit margin was 14.4% versus 9.1% in the same quarter last year. Gross profit margin increased primarily due to strong contract margin on several jobs, somewhat offset by higher fixed costs.
  Operating income decreased to $11.0 million for the quarter from $14.6 million in the same period in the prior year. As noted above, the second quarter of 2014 had improved gross profit margin, however the prior year period benefited from the $13.3 million loss of use claim noted above.

Environmental & Remediation

  Revenue increased 168.7% to $29.3 million from $10.9 million in the same period of the prior year driven by the inclusion of several large-scale projects, including a larger phase of work for Enbridge and more revenue generated at a brownfield redevelopment project in New Jersey.
  Gross profit margin of 12.4% for the second quarter slightly increased from 12.0% in the prior year with overall gross profit margin higher on the increase in revenue.
  Operating loss was $0.7 million, a significant improvement over the prior year period loss of $2.9 million. Higher gross margin was offset by an increase in G&A, which is attributed to additional headcount to manage the segment’s substantial growth.

Six Months Ended June 30, 2014 Highlights

Total Company

  Revenue increased 9.7% to $359.1 million for the six months ended June 30, 2014, compared to $327.3 million in six months ended June 30, 2013.
  Gross profit margin decreased slightly to 13.1%, for the six months ended June 30, 2014, compared to 13.6% for the six months ended June 30, 2013 due to higher plant expenses partially offset by higher contract margins.
  Operating income was $13.2 million, down from $26.1 million in the prior year. The $13.3 million loss of use claim in the prior year primarily accounts for the decrease in 2014.
  Income from continuing operations was $1.4 million compared to $8.5 million in the prior year, with the primary driver being the $13.3 million settlement proceeds in 2013 previously discussed, offset by a current year $2.2 noncash bargain purchase gain. Net loss (which includes both continuing and discontinued businesses) was $6.6 million compared to a loss of $24.8 million in the same period in the prior year. Net loss resulted from a loss from discontinued operations of $8.1 million compared to a loss from discontinued operations of $33.3 million in the prior year.
  Adjusted EBITDA from continuing operations was $31.8 million, a decrease of 32.9% from $47.4 million over the same period in the prior year with the prior year positively impacted from the $13.3 million settlement proceeds discussed previously.

Dredging

  Revenue increased 2.8% to $319.1 million for the six months ended June 30, 2014 driven by an increase in domestic maintenance, coastal protection revenue and rivers & lakes revenue, which was partially offset by lower revenue in the Middle East and fewer capital jobs domestically.
  Gross profit margin for the six months ended June 30, 2014 decreased slightly to 13.6% from 14.1% for the six months ended June 30, 2013.
  Operating income was $18.4 million through June 30, 2014 versus $33.6 million in the prior year same period. The results for the same period last year include the $13.3 million in settlement proceeds related to the loss of use claim.
  The Company won 39.4%, or $227.1 million, of the domestic dredging bid market through the first six months of 2014.

Environmental & Remediation

  Revenue increased 145.8% to $42.0 million for the six months ended June 30, 2014, compared to the six months ended June 30, 2013, driven by an increase in the number of larger-sized projects.
  Gross profit margin increased to 8.7% from 4.5% due to higher contract margins.
  Operating loss was $5.3 million, down from the operating loss of $7.4 million in the same period during the prior year. Higher gross profit was offset by increased G&A expenses discussed previously.

Outlook

Mr. Berger concluded, “With dredging backlog of $456.4 million at June 30, 2014, we expect strong fleet utilization in the second half of the year. As expected, the domestic dredging bid market was light in the first six months. We won $227.1 million, or approximately 39%, of the market with domestic capital and rivers & lakes work being a significant portion. Excluded from backlog are amounts in which we were low bid pending formal award on an additional $38.0 million in work and the Middle East project awarded subsequent to the quarter. In addition to coastal protection projects on the East Coast, we will be utilizing our fleet on the PortMiami deepening, the Delaware River deepening, a large lake project in Illinois, and several maintenance projects in the Gulf region. Looking forward into the second half of the year, we remain optimistic that we will see an increase in bidding activity, which will enable us to keep backlog high.

“Longer term, we consider President Obama’s signing of the Water Resources Reform and Development Act a positive catalyst for the domestic dredging industry as it authorizes over thirty major projects, reforms and expedites the U.S. Corps’ process for tendering bids and calls for full use of Harbor Maintenance Trust Fund for maintenance of ports and waterways within ten years.

“Internationally, four vessels will be utilized for the $35.5 million land reclamation job in the Middle East mentioned earlier, and we expect the Wheatstone project in Australia to continue into early 2015. As we finalize our long-term international strategy, we continue to pursue opportunities in Brazil and elsewhere throughout the world to utilize our fleet.

“Finally, at $52.1 million, the Company’s environmental & remediation segment continues to have a robust backlog that will be worked off through the rest of the year. We continue to see opportunities to grow this segment and are confident that we will further establish our position in this market.”

The Company will be holding a conference call at 9:00 a.m. C.D.T. today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, August 5, 2014 at 9:00 a.m. C.D.T. (10:00 a.m. E.D.T.). The call in number is 877-377-7553 and Conference ID is 78094342. The conference call will be available by replay until Wednesday, August 6, 2014, by calling 800-585-8367 and providing Conference ID 78094342. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Use of Adjusted EBITDA from Continuing Operations

Adjusted EBITDA from continuing operations, as provided herein, represents net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments and goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA from continuing operations is not a measure derived in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company presents Adjusted EBITDA from continuing operations as an additional measure by which to evaluate the Company’s operating trends. The Company believes that Adjusted EBITDA from continuing operations is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company’s primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA from continuing operations to evaluate the Company’s period to period performance. Additionally, management believes that Adjusted EBITDA from continuing operations provides a transparent measure of the Company’s recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA from continuing operations to assess performance for purposes of determining compensation under the Company’s incentive plan. Adjusted EBITDA from continuing operations should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company’s use of Adjusted EBITDA from continuing operations, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business. For these reasons, the Company uses operating income to measure the Company’s operating performance and uses Adjusted EBITDA from continuing operations only as a supplement. Adjusted EBITDA from continuing operations is reconciled to net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company’s SEC filings.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also a significant provider of environmental and remediation services. Great Lakes employs over 150 degreed engineers, most of whom specialize in civil and mechanical engineering, which contributes to its 124-year history of never failing to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to, risks and uncertainties that are described in Item 1A. "Risk Factors" of Great Lakes’ Annual Report on Form 10-K for the year ended December 31, 2013, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Contract revenues	$184,709	$147,125	$359,091	$327,278
Gross profit	26,203	13,772	47,110	44,506
General and administrative expenses	15,918	15,343	33,788	31,579
Proceeds from loss of use claim	-	(13,272)	-	(13,272)
Loss on sale of assets—net	16	71	168	73
Operating income	10,269	11,630	13,154	26,126
Other income (expense)
Interest expense—net	(5,012)	(5,396)	(10,028)	(11,129)
Equity in loss of joint ventures	(1,435)	(384)	(3,278)	(975)
Gain on bargain purchase acquisition	2,197	-	2,197	-
Gain (loss) on foreign currency transactions—net	(39)	(261)	26	(225)
Income from continuing operations before income taxes	5,980	5,589	2,071	13,797
Income tax provision	(2,097)	(1,809)	(644)	(5,265)
Income from continuing operations	3,883	3,780	1,427	8,532
Loss from discontinued operations, net of income taxes	(5,320)	(28,967)	(8,059)	(33,308)
Net loss	(1,437)	(25,187)	$(6,632)	$(24,776)
Net income attributable to noncontrolling interest	-	(53)	-	(31)
Net loss attributable to common stockholders of Great Lakes Dredge & Dock Corporation	$(1,437)	$(25,240)	(6,632)	$(24,807)

Basic earnings per share attributable to continuing operations	$0.06	$0.06	$0.02	$0.14
Basic loss per share attributable to discontinued operations, net of tax	(0.08)	(0.49)	(0.13)	(0.56)
Basic loss per share attributable to Great Lakes Dredge & Dock Corporation	$(0.02)	$(0.43)	(0.11)	(0.42)
Basic weighted average shares	59,863	59,436	59,786	59,403

Diluted earnings per share attributable to continuing operations	0.06	0.06	0.02	0.14
Diluted loss per share attributable to discontinued operations, net of tax	(0.08)	(0.48)	(0.13)	(0.55)
Diluted loss per share attributable to Great Lakes Dredge & Dock Corporation	$(0.02)	$(0.42)	$(0.11)	$(0.41)
Diluted weighted average shares	60,538	59,958	60,459	59,957

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Loss attributable to Great Lakes Dredge & Dock Corporation to Adjusted EBITDA from Continuing Operations
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net loss attributable to common stockholders of Great Lakes Dredge & Dock Corporation	$(1,437)	$(25,240)	$(6,632)	$(24,807)
Loss from discontinued operations, net of income taxes	(5,320)	(28,967)	(8,059)	(33,308)
Net income attributable to noncontrolling interest	-	(53)	-	(31)
Income from continuing operations	3,883	3,780	1,427	8,532
Adjusted for:
Interest expense—net	5,012	5,396	10,028	11,129
Income tax provision	2,097	1,809	644	5,265
Depreciation and amortization	11,036	11,029	21,921	22,480
Gain on bargain purchase acquisition	(2,197)	-	(2,197)	-
Adjusted EBITDA from continuing operations	$19,831	$22,014	$31,823	$47,406

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	June 30,	December 31,
	2014	2013
Cash and cash equivalents	$38,067	$75,338
Total current assets	294,700	361,053
Total assets	795,336	852,645
Total current liabilities	159,327	193,899
Long-term debt	285,000	285,000
Total equity	236,510	242,101

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenues	2014	2013	2014	2013
Dredging:
Capital - U.S.	$41,694	$39,474	$76,169	$84,982
Capital - foreign	29,181	33,348	45,651	71,733
Coastal protection	55,889	52,227	126,609	109,148
Maintenance	22,340	6,639	58,651	34,403
Rivers & lakes	8,010	4,799	11,994	10,180
Total dredging revenues	157,114	136,487	319,074	310,446
Environmental & remediation	29,312	10,907	42,042	17,101
Intersegment revenue	(1,717)	(269)	(2,025)	(269)
Total revenues	$184,709	$147,125	$359,091	$327,278

	As of
	June 30,	December 31,	June 30,
Backlog	2014	2013	2013
Dredging:
Capital - U.S.	$183,467	$176,117	$185,351
Capital - foreign	68,328	98,666	163,577
Coastal protection	56,896	143,498	66,398
Maintenance	41,585	70,633	20,950
Rivers & lakes	106,076	26,158	21,975
Total dredging backlog	456,352	515,072	458,251
Environmental & remediation	52,072	28,330	55,710
Total backlog	$508,424	$543,402	$513,961

CONTACT:
Great Lakes Dredge & Dock Corporation
Mary Morrissey
Investor Relations
630-574-3467